Exhibit 10.27

FIRST AMENDED AND RESTATED LOW PRESSURE GAS GATHERING AND COMPRESSION AGREEMENT
consisting of the
FIRST AMENDED AND RESTATED TERMS AND CONDITIONS RELATING TO
LOW PRESSURE GAS GATHERING AND COMPRESSION SERVICES
taken together with an applicable
AGREEMENT ADDENDUM
that references these Agreement Terms and Conditions

now or in the future effective

FIRST AMENDED AND RESTATED TERMS AND CONDITIONS RELATING TO
LOW PRESSURE GAS GATHERING AND COMPRESSION SERVICES
These FIRST AMENDED AND RESTATED TERMS AND CONDITIONS RELATING TO LOW PRESSURE GAS GATHERING AND COMPRESSION SERVICES (these “Agreement Terms and Conditions”) are dated as of November 14, 2019 (the “T&C Effective Date”) and (i) shall be effective with respect to each Agreement Addendum to which these Agreement Terms and Conditions are incorporated into and made a part, and shall replace and supersede any previous Agreement Terms and Conditions as of the T&C Effective Date, (ii) shall apply to any subsequently executed Agreement Addendum entered into by any Producer and any Midstream Co. expressly referencing and incorporating these Agreement Terms and Conditions, and (iii) taken together with each such existing or future Agreement Addendum shall constitute, in each case, a single Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.
Recitals:

A.
Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area (defined below) that require services related to the low pressure gathering and compressing of Product (defined below).

B.
Producer wishes to obtain such low pressure gathering and compression services from each Midstream Co (defined below) that executes and delivers an Agreement Addendum (defined below) pursuant to these Agreement Terms and Conditions, as modified by the applicable Agreement Addendum.

C.
Producer desires to dedicate all Dedicated Production (defined below) that is attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area (defined below) to the Individual System (defined below) for the provision of low pressure gathering and compression services.

D.	Each Midstream Co that executes and delivers an Agreement Addendum owns and operates an Individual System that gathers gas from certain oil and gas leases and other interests.
Agreements:
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, the mutual agreements in this Agreement, and other good and valuable consideration, the

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receipt and sufficiency of which are hereby acknowledged, Midstream Co, and Producer hereby agree as follows:
Article 1
Definitions
Section 1.1    Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:
“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.
“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The following sentence shall not apply to the term “Affiliate” as used in Section 2.2(b) or the definition of “Conflicting Dedication”: Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement.
“Agreement” means the applicable Agreement Addendum taken together with these Agreement Terms and Conditions, as modified by such Agreement Addendum.
“Agreement Addendum” means each Agreement Addendum by and between a Producer and a Midstream Co that expressly states that it is governed by these Agreement Terms and Conditions.
“Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.
“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph.
“API” means American Petroleum Institute.
“Beneficiary” has the meaning given to it in Section 4.1(g).
“Btu” means the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at a pressure of 14.65 Psia and determined on a gross, dry basis.
“Business Day” means a Day (other than a Saturday or Sunday) on which federal reserve banks are open for business.

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“Cancellation Costs” has the meaning given to it in Section 3.2(a).
“Cancellation Date” has the meaning given to it in Section 3.2(a).
“Cash-out Price” has the meaning given to it in Section 5.4(i).
“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.
“Communications” has the meaning given to it in Section 17.2.
“Complete” and “Completion” mean, with respect to a Well connection, Separator Facility connection, Facility Expansion or other facility(ies), that all construction, installation and testing work has been completed in a good and workmanlike manner and the Well connection, Separator Facility connection, Facility Expansion or other facility(ies), as the case may be, is ready to provide Services hereunder.
“Completed Connection” has the meaning given to it in Section 3.1(d).
“Conditional Amount” has the meaning set forth in Section 10.1(a).
“Conflicting Dedication” means any agreement, commitment, or arrangement (including any volume commitment) that requires services to be provided to Producer’s owned or Controlled Product on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Product from the tailgate of the System or any other point that is a Delivery Point hereunder. A right of first refusal in favor of an entity other than Original Producer, OpCo, or any of their Affiliates shall be deemed to be a “Conflicting Dedication” if Affiliates of Original Producer are prohibited from providing Services pursuant to the applicable agreement creating such right of first refusal.
“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer elects or is obligated to market such Product on behalf of the applicable Third Party or Affiliate.
“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one

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of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).
“Crude Oil” means crude oil produced from oil or gas wells in the Dedication Area and Controlled by Producer, in its natural form, which may include Flash Gas naturally produced therewith.
“Crude Oil Gathering System” means the Crude Oil gathering system used to provide Crude Oil gathering services to Producer.
“Curtailment Allowance” has the meaning given to it in Section 6.2(c)(ii).
“Curtailment Percentage” has the meaning given to it in Section 6.2(c)(iii).
“Day” means a 24-hour period of time from 9:00 a.m. Central Time on a calendar day until 9:00 a.m. Central Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.
“Dedicated Production” means (a) Product owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate under the Control of Producer, (b) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer, and (c) Purchased Dedicated Production. Notwithstanding the foregoing, (i) any Product that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Production”, (ii) any Product that is or was permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Production” immediately upon the effectiveness of such permanent release, and (iii) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any Product that is so assigned shall cease to be included in X’s “Dedicated Production” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s Dedicated Production as of the effective date of such assignment.
“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, (a) any interest that was temporarily released pursuant to the Releases of Dedication shall be deemed not included in this definition of “Dedicated Properties” for the duration of such temporary release, (b) any interest that is or was permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release, and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any

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interest that is so assigned shall cease to be included in X’s “Dedicated Properties” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s Dedicated Properties as of the effective date of such assignment.
“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.
“Dedication Area” means, with respect to this Agreement, the area described on the applicable Agreement Addendum. Notwithstanding the foregoing, (a) any acreage that was temporarily released pursuant to the Releases of Dedication shall be deemed not included in this definition of “Dedication Area” for the duration of such temporary release (b) any acreage that is or was permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedication Area” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s “Dedication Area” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s Dedication Area as of the effective date of such assignment.
“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer, as each such point is identified in the applicable Agreement Addendum. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) with respect to Drip Condensate, oil tanks, (c) the facilities of a gas processing facility, or (d) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.
“Demanding Party” has the meaning given to it in Section 10.3.
“Development Report” has the meaning given to it in Section 3.1(a).
“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.
“Downtime Event” means (a) with respect to any Facility Segment, or, as applicable, all of the Facilities Segments of an Individual System, a period during which Midstream Co is unable to receive Product into the central facility of such Facility Segment for a reason other than (i) Force Majeure, (ii) an event or condition downstream of the Individual System of which such Facility Segment is a part that was not caused by Midstream Co, (iii) planned maintenance for which Midstream Co provided notice as described in Section 5.5(b)(ii), or (iv) Producer’s production

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exceeding the production forecast in the Development Report on which the applicable Facility Segment was based; or (b) the pressure of an Individual System is greater than the Target Pressure.
“Drip Condensate” means that portion of Producer’s owned or Controlled Product that is received into the System (without manual separation or injection) that condenses in, and is recovered from, the System as a liquid.
“Effective Date” has the meaning given to it in the applicable Agreement Addendum.
“Escalation Percentage” means 102.5%.
“Excluded Amounts” means Midstream Co’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.
“Facility Expansion” means the expansion of an existing facility or pipeline, or construction of a new facility or pipeline, which is utilized by more than one Well or Planned Well.
“Facility Segment” means each segment of an Individual System comprised of facilities beginning at a Receipt Point and ending at a Delivery Point. If an Individual System does not contain any such distinct segment, then the term Facility Segment shall be synonymous with Individual System.
“First Development Report” means the first report delivered by Original Producer to Midstream Co that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b) (an “Original Report”) and, in the event that Producer assigns all or any part of the Dedicated Properties to a Producer Assignee, then with respect to such Producer Assignee, the First Development Report shall not refer to the Original Report but rather to the first Development Report delivered by such Producer Assignee to Midstream Co that satisfies the requirements for such report in Section 3.1(a) and Section 3.1(b).
“Flash Gas” means any gas vaporized from Crude Oil after production that has been collected in the Crude Oil Gathering System and delivered into the Individual System. If at any time Midstream Co is not providing gathering services to Producer in the Dedication Area with respect to Crude Oil, there will be no Flash Gas delivered into the Individual System.
“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings,

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landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) failure, disruption, allocation, prorationing, curtailment, or unavailability of downstream transportation or pipeline capacity; (l) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such Permits, and (n) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.
“Gallon” means one U.S. Standard gallon.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Gross Heating Value” means the number of Btu produced by the combustion, at a constant pressure, of the amount of Product that would occupy a volume of 1 cubic foot saturated with water vapor under standard gravitational force at a temperature of 60 degrees Fahrenheit and at a pressure of 14.65 Psia, with air of the same temperature and pressure as the Product, when the products of combustion are cooled to the initial temperature of the Product and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.
“Group” means (a) with respect to Midstream Co, the Midstream Co Group, and (b) with respect to Producer, the Producer Group.
“Inbound Acreage” has the meaning given to it in Section 16.2(b)(i).

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“Individual Fee” means the rate for each Individual System set forth on the applicable Agreement Addendum, as such rate may be adjusted from time to time in accordance with the provisions of this Agreement or the applicable Agreement Addendum.
“Individual System” means the portion of the System beginning at the Receipt Points and ending at the Delivery Points. The Individual Systems in existence on the Effective Date are more particularly described in writing between Producer and Midstream Co. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced in writing between Producer and Midstream Co.
“Initial Flowback Target Pressure” means, with respect to any Individual System, the pressure set forth on the applicable Agreement Addendum, which such stated “Initial Flowback Target Pressure” shall be the Target Pressure at each Receipt Point for the period of time from first delivery of Dedicated Production from a Well to such Receipt Point until the initial flowback of such Well ceases (but in no event shall the initial flowback of a Well extend greater than a two month period from the date of first delivery of Dedicated Production from a Well for the purpose of establishing the Target Pressure hereunder).
“Initial Term” has the meaning given to it in Section 8.1.
“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).
“Interruption Conditions” has the meaning given to it in Section 2.4(b).
“Invoice Month” has the meaning given to it in Section 10.1(a).
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease Acres” has the meaning given to it in Section 16.2(b)(i)(A).
“Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or

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otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.
“MAOP” means maximum allowable operating pressure for the applicable Individual System, or relevant Facility Segment, as specified in the applicable Agreement Addendum.
“Mcf” means one thousand Standard Cubic Feet.
“Measurement Device” means the meter body (which may consist of an orifice meter or ultrasonic meter), Product metering device, tube, orifice plate, connected pipe, tank strapping, and fittings used in the measurement of Product flow, volume, and Btu content.
“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Product moving through the Individual System.
“Midstream Co” means the Original Midstream Co, together with its permitted successors and assigns, including any Midstream Co Assignee.
“Midstream Co Assignee” means any Third Party to whom Midstream Co assigns its rights and obligations in accordance with this Agreement.
“Midstream Co Group” means Midstream Co, its Affiliates, and the directors, officers, employees, and agents, of Midstream Co and its Affiliates; provided that all subsidiaries of OpCo that do not hold equity in Midstream Co shall be excluded from this definition.
“MMBtu” means one million Btu.
“Modification” has the meaning given to it in Section 3.1(c).
“Month” means a period of time from 9:00 a.m. Central Time on the first Day of a calendar month until 9:00 a.m. Central Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.
“Monthly Loss/ Gain Report” means, with respect to any Invoice Month, the report delivered pursuant to Section 10.1(d), which shall include statements of the following with respect to such Invoice Month: (a) the System L&U, (b) the System Fuel and Other System Fuel used by Midstream Co in the operation of the Individual System, (c) the Product actually burned as Process Flare, and (d) to the extent required by a writing signed by Producer and Midstream Co, the Drip Condensate, and Flash Gas recovered by Midstream Co and returned to Producer. With respect to any allocated volumes (specifically, those described in clauses (c) and, if applicable, (d)), the information included

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shall be of sufficient detail such that Producer may verify that the allocation procedures then in effect for the applicable Invoice Month were applied.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.
“Net Acres” means (a) with respect to any oil and gas lease in which Producer (or an Affiliate of Producer) has an interest, (i) the number of gross acres in the lands covered by such oil and gas lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such oil and gas lease, multiplied by (iii) Producer’s (or its Affiliate’s) working interest in such oil and gas lease, and (b) with respect to any mineral fee interest of Producer (or an Affiliate of Producer), (i) the number of gross acres in the lands covered by such mineral fee interest, multiplied by (ii) the undivided percentage interest of Producer (or its Affiliate) in oil, gas and other minerals in such lands.
“Net Revenue Acres” has the meaning given to it in Section 16.2(b)(i)(A).
“Non-Demanding Party” has the meaning given to it in Section 10.3.
“Operating Target Pressure” means, with respect to any Individual System, the pressure set forth on the applicable Agreement Addendum, which such stated “Operating Target Pressure” shall be the pressure for the applicable Individual System in the System Plan at all times that the Initial Flowback Target Pressure is not in effect.
“On-Line Deadline” has the meaning given to it in Section 3.1(d).
“OpCo” means Noble Midstream Services, LLC, together with its permitted successors and assigns.
“Original Midstream Co” means the entity identified as the “Midstream Co” in the applicable Agreement Addendum as of the Effective Date.
“Original Producer” means Noble Energy, Inc., a Delaware corporation, as successor in interest to Rosetta Resource Operating LP, a Delaware limited partnership, and its successors and permitted assigns.
“Original Report” has the meaning set forth in the definition of “First Development Report.”
“Other System Fuel” means all actual Product measured and used as fuel by Midstream Co for Other Services. To the extent any Product is used as fuel and is not System Fuel but such fuel has not been measured, such Product shall be System L&U.

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“Other Services” means services that (i) are not Services, (ii) are provided to Producer or any of its Affiliates, and (iii) pertain to the production of oil, other hydrocarbons, water, and waste products from the production of hydrocarbons.
“Outbound Acreage” has the meaning given to it in Section 16.2(b)(i).
“Overage Period” has the meaning given to it in Section 5.4(d)(ii).
“Owner” has the meaning given to it in Section 4.1(g).
“Party” or “Parties” with respect to each Agreement Addendum shall mean the applicable Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum.
“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.
“Period of Two Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 24 Months after such date.
“Permits” means any permit, license, approval, or consent from a Governmental Authority.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).
“Planned Well” has the meaning given to it in Section 3.1(b)(i).
“Pressure Overage Percentage” means an amount equal to the quotient of (a) the difference between (i) the highest actual operating pressure of the applicable Facility Segment, as measured at the applicable Receipt Point(s), sustained during any Overage Period and (ii) the Target Pressure for such Facility Segment divided by (b) the Target Pressure for such Facility Segment.
“Priority One Service” means service that has the highest priority call on capacity of all or any relevant portion of the Individual System, which service shall not be subject to interruption or curtailment (subject to Section 5.5) by Midstream Co, and which (subject to Section 5.3(c)) service has a higher priority over any other level of service established on the Individual System.

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“Process Flare” means the Product flared by Midstream Co (a) in its discretion in light of safety, environmental or maintenance considerations or (b) at the direction of Producer.
“Producer” means the Original Producer, together with its permitted successors and assigns, including any Producer Assignee.
“Producer Assignee” means any Person to whom Original Producer or any subsequent Producer sells, assigns, or otherwise transfers acreage subject to the Dedications.
“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.
“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).
“Product” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons and Drip Condensate, and including inert and noncombustible gases.
“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a).
“Proposed Transaction” has the meaning given to it in Section 16.2(b).
“Psia” means pounds per square inch absolute.
“Purchased Dedicated Production” means Product produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.
“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b) and pursuant to Section 2.5.
“Receipt Point” means the point at which custody transfers from Producer to Midstream Co as set forth in the applicable Agreement Addendum. The custody transfer point may include: (a) the flange at which the applicable Separator Facility or Well connects to the System, (b) the upstream flange at the Measurement Point agreed by the Parties, or (c) any other point as may be mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities

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in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.
“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).
“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).
“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).
“Reimbursed Amount” has the meaning given to it in Section 10.1(a).
“Release Conditions” has the meaning given to it in Section 2.4(a).
“Releases of Dedication” means those certain releases of dedication, executed by and among Original Producer, OpCo and certain of OpCo’s subsidiaries, pursuant to Section 2.4(a) prior to March 31, 2016.
“Rules” has the meaning given to it in Section 17.6.
“Separator Facility” means the surface facility where the Product produced from one or more Wells in the Dedication Area is collected and gas and water are separated from the Crude Oil. A Separator Facility may be known by the Original Producer as an econode but may also refer to a well pad or other facility from which Product is delivered into the System.
“Services” means: (a) the receipt of Producer’s owned or Controlled Product at the Receipt Points and the collection of any Drip Condensate; (b) the receipt of Flash Gas into the System; (c) the gathering and compressing of such Product and the collection of any Drip Condensate in the Individual System; (d) the redelivery of Product with a Thermal Content specified in Section 5.3; (e) the delivery of Drip Condensate into the Crude Oil Gathering System at an appropriate Delivery Point, if applicable, or into Drip Condensate storage tanks; and (f) the other services to be performed by Midstream Co in respect of such Product as set forth in this Agreement, all in accordance with the terms of this Agreement (including any services with respect to the Thermal Content of the received or delivered Product and Drip Condensate, metering services, other services to account for System L&U, System Fuel, Process Flare, and if agreed upon by Producer and Midstream Co in writing, Flash Gas and Drip Condensate, that may result in a reduction of or an increase to the redelivered Product pursuant to Section 5.3).
“Services Fee” means, collectively, the fees described in Section 6.1.
“Spacing Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

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“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.
“Standard Cubic Foot” means that quantity of Product that occupies one cubic foot of space when held at a base temperature of 60 degrees Fahrenheit and a pressure of 14.65 Psia.
“State” means the state in which the Individual System is located.
“System” means all Individual Systems described in all of the Agreement Addenda, collectively, including: (a) pipelines; (b) to the extent stated in Section 5.4(d), compression facilities; (c) central gathering facilities; (d) controls; (e) Delivery Points, meters and measurement facilities; (f) owned condensate collection and storage facilities; (g) easements, licenses, rights of way, fee parcels, surface rights and Permits; and (h) all appurtenant facilities, in each case, that are owned, leased or operated by each Midstream Co to provide Services to Producer or Third Parties, as such gathering system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by each Midstream Co specified in the Agreement Addenda.
“System Fuel” means all actual Product used as fuel for the System, including Product used as fuel for compressor stations stated in MMBtu. To the extent any Product is used as fuel and is not Other System Fuel but such fuel has not been measured, such Product shall be System L&U.
“System L&U” means any Product, in terms of MMBtu, received into the System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, compressing, and redelivery, of Product, including Product used as fuel to the extent not measured by Midstream Co, Product released through leaks, instrumentation, relief valves, flares and blow downs of pipelines, vessels and equipment, measurement losses or inaccuracies, or is vented, flared or lost in connection with the operation of a pipeline (including process flare gas); provided that to the extent Producer instructs Midstream Co to flare gas, such Process Flare shall not constitute System L&U. Notwithstanding the foregoing, in no event shall the System L&U allocated to Producer in any Month exceed the amount set forth on the applicable Agreement Addendum under the heading “Producer’s System L&U Cap”.
“System Plan” has the meaning given to it in Section 3.1(c).
“T&C Effective Date” has the meaning given to it in the introductory paragraph.
“Target On-Line Date” means (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the Original Report, the date specified in the Original Report for the applicable Planned Separator Facility or Planned Well, as applicable, (b) with respect

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to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described in a First Development Report that is not the Original Report, 18 Months after the date of such First Development Report, unless Midstream Co consents to a shorter time period, and (c) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 18 Months after the date of the Development Report that initially reflects the Planned Separator Facility or Planned Well, as applicable, unless Midstream Co consents to a shorter time period.
“Target Pressure” means, with respect to any Individual System, the Initial Flowback Target Pressure or the Operating Target Pressure then in effect.
“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.
“Term” has the meaning given to it in Section 8.1.
“Thermal Content” means, for Product, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base of 14.65 Psia and expressed in MMBtu; and for a liquid, the product of the measured volume in Gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.
“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.
“Third Party Assignment” has the meaning given to it in Section 16.1(a).
“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer and Midstream Co covering all or a portion of the Dedication Area.
“Transfer” means a sale, conveyance, assignment, exchange, farmout, disposition or other transfer of Dedicated Properties by Original Producer under Section 16.2(b). In other Sections of

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this Agreement where the term uses a lower case, the term is not intended to have such a restrictive meaning.
“Well” means a well (a) for the production of hydrocarbons, (b) that is located in the Dedication Area, (c) in which Producer owns an interest, and (d) for which Producer has a right or obligation to market Product produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.
“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.
Section 1.2    Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.
Section 1.3    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits, Appendices, and other attachments to these Agreement Terms and Conditions and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Agreement Terms and Conditions, the date that is the reference date

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in calculating such period shall be excluded; and if the last Day of such period is not a Business Day, then such period shall end at the end of the next succeeding Business Day.
Article 2
Product Dedication and Real Property Dedication
Section 2.1    Producer’s Dedications. Subject to Section 2.2 through Section 2.4, during the Term:
(a)    Product Dedication. Producer exclusively dedicates and commits to deliver to Midstream Co under this Agreement, as and when produced, all of the Dedicated Production for the performance of the Services pursuant to this Agreement and agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer, or other Person prior to delivery to Midstream Co at the Receipt Points.
(b)    Real Property Dedication. Producer dedicates and commits the Dedicated Properties to Midstream Co and this Agreement for the performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.
Section 2.2    Conflicting Dedications.
(a)    Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with (i) each of the Conflicting Dedications existing on the Effective Date of the applicable Agreement Addendum or, in the case of a Producer Assignee, the effective date of such assignment, and (ii) any other Conflicting Dedication applicable as of the date of acquisition of any oil and gas leases, mineral interests, and other similar interests within the Dedication Area that are acquired by Producer after the Effective Date of the applicable Agreement Addendum and otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Without the prior written consent of Midstream Co (which shall not be unreasonably withheld), Producer shall not extend or renew any Conflicting Dedication, except that Producer shall be entitled to the automatic extension or renewal of Conflicting Dedications solely to the extent such Conflicting Dedications cover Wells existing on or before the date of such automatic extension or renewal and not with respect to any underlying acreage. If services of the type provided hereunder are being provided to Producer by a Third Party with respect to Dedicated Properties under a Conflicting Dedication, then 180 Days prior to the expiration of such Conflicting Dedication, if requested by Producer, Midstream Co and Producer shall have a Meeting of Senior Management (unless both Parties agree that a Meeting of Senior Management is not required) to assess whether Midstream Co is ready, willing and able to begin providing Services with respect to such Dedicated Properties concurrently with the anticipated expiration or termination of the applicable Conflicting Dedication. If Midstream Co cannot provide Producer such assurances,

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then within 10 Business Days after the Meeting of Senior Management, Midstream Co shall deliver to Producer a written consent to the extension of the applicable Conflicting Dedication. In no event shall Producer be required to begin using Services provided by Midstream Co on a Day other than the first Day of a Month.
(b)    Certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.
(c)    To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.
Section 2.3    Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:
(a)    to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;
(b)    to use Dedicated Production for lease operations (including reservoir pressure maintenance), gas lift operations and water treatment facility operations relating to the lands within the Dedication Area;
(c)    to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments;
(d)    to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; and

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(e)     to deliver such Dedicated Production or furnish such Dedicated Production to other Persons for the high pressure gathering of Dedicated Production after its return to or for the account of Producer at a Delivery Point (and for the avoidance of doubt, Midstream Co shall have no right to provide high pressure gathering with respect to Dedicated Production while such Dedicated Production is in Midstream Co’s care, custody and control and high pressure gathering shall be expressly excluded from the Services hereunder).
Section 2.4    Releases from Dedication.
(a)    Permanent Releases. Upon receipt of written notice from Producer, Midstream Co shall permanently release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit affected by one or more of the Release Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility affected by one or more of the Release Conditions, (iii) any Dedicated Properties affected by one or more of the Release Conditions and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Release Conditions. The “Release Conditions” are:
(i)    Midstream Co’s election (x) pursuant to Section 3.1(c) not to provide Services for any Well or Separator Facility included in a Development Report delivered by a Producer that is not the Original Producer or (y) pursuant to Section 3.3(b) not to provide Services for (1) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (2) any Well or Separator Facility not described in the applicable Development Report, or (3) any excess volume of Product produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Midstream Co;
(ii)    expiration of the Term, as further described in Article 8;
(iii)    written agreement of Producer and Midstream Co, and each Party shall consider in good faith any proposal by the other Party to permanently release any Dedicated Production or Dedicated Properties;
(iv)    the occurrence of a Force Majeure of any of the types described in clauses (l), (m) or (n) of the definition of “Force Majeure” affecting Midstream Co that continues for a period of 120 Days or more;
(v)    Midstream Co’s interruption or curtailment of receipts and deliveries of Product from any Well or Separator Facility pursuant to Section 5.5 that continues for 90 consecutive Days (or 90 Days out of any 120 Day period), except to the extent (A) such interruption or curtailment is caused by the acts or omissions of Producer, or (B) Producer elects to reduce the Individual Fee with respect to any volumes that are affected by a Downtime Event pursuant to Section 6.2(c);

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(vi)    a material default by Midstream Co that remains uncured for 90 Days or more;
(vii)    Producer’s election after a rejection of any increase in the Individual Fee in accordance with Section 13.1(b); or
(viii)    Midstream Co’s suspension of Services pursuant to Section 13.2(a)(ii) that extends for the period of time stated in such Section; (y) Midstream Co’s election not to connect a Planned Well or Planned Separator Facility pursuant to Section 13.2(b) or (y) Midstream Co’s election not to expand an Individual System pursuant to Section 13.2(c);
(ix)    pursuant to Section 16.2 with respect to a Transfer of Dedicated Properties free of the terms, conditions and obligations of this Agreement; or
(x)    pursuant to any other provision in this Agreement that grants Producer (or its Affiliates holding acreage subject to the Dedications) a permanent release.
Producer may deliver any Dedicated Production released from the Dedications pursuant to this Section 2.4(a) to such other gatherers as it shall determine.
(b)    Temporary Release. Midstream Co shall temporarily release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit to the extent affected by one or more of the Interruption Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility to the extent affected by one or more of the Interruption Conditions, (iii) any Dedicated Properties to the extent affected by one or more of the Interruption Conditions, and (iv) any Purchased Dedicated Production that would have been delivered to an Individual System to the extent affected by one or more of the Interruption Conditions. The temporary release shall take effect upon written notice from Producer to Midstream Co of the occurrence of any Interruption Condition, unless expressly provided otherwise below. “Interruption Conditions” are:
(i)    Midstream Co’s failure to have a Completed Connection by the applicable On-Line Deadline (other than due to Producer’s non-compliance with this Agreement);
(ii)    the occurrence and continuation of an uncured material default by Midstream Co;
(iii)    Midstream Co’s interruption or curtailment of receipts and deliveries of Product pursuant to Section 5.5 that continues for a period of 15 consecutive Days, except to the extent (A) such interruption or curtailment is caused by the acts or omissions of

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Producer, or (B) Producer elects to reduce the Individual Fee with respect to any volumes that are affected by a Downtime Event pursuant to Section 6.2(c); or
(iv)    until a permanent release is required under Section 2.4(a) or Section 13.2, Midstream Co’s suspension of Services pursuant to Section 13.2(a) (and, if Section 13.2(a)(i) applies, such temporary release shall continue at the discretion of Midstream Co, subject to the time limits set forth in Section 13.2(a)(i)).
(c)    Arrangements in Respect of Temporary Release; Limitations of Curtailments. Producer may make alternative arrangements for the gathering of any Dedicated Production temporarily released from the Dedications pursuant to Section 2.4(b). To the extent that an interruption or curtailment can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall continue until the first Day of the Month after the Month during which Midstream Co cures the applicable default or the interruption, curtailment, or suspension of Services terminates; provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such default, interruption, curtailment, or suspension, such release shall continue until the earlier of (A) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (B) the first Day of the Month after the termination of the applicable contract with such Third Party. For the avoidance of doubt, the temporary services that Producer may obtain under Section 3.3 shall not constitute a release under the terms of this Agreement; provided that, if Producer cannot obtain such temporary services without a temporary release, Midstream Co may in its discretion grant or refuse to grant a temporary release on such terms as reasonably required by Midstream Co (including, for example, conditioning the grant of a temporary release on the establishment of a termination date for such temporary release).
(d)    Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4 or pursuant to the termination of this Agreement.
Section 2.5    Covenants Running with the Land. Subject to the provisions of Section 2.3, Section 2.4, and Article 16, each of the Dedications (a) is a covenant running with the Dedicated Properties (including any rights described in Section 3.5(f)), (b) touches and concerns Producer’s interests in the Dedicated Properties (including any rights described in Section 3.5(f)), and (c) shall be binding on and enforceable by Midstream Co and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes

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of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. The Real Property Dedication is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).
Section 2.6    Recording of Agreement. Producer hereby authorizes Midstream Co to record a memorandum of the Agreement and each Agreement Addendum in the form set forth on Exhibit E in the real property records of the counties in which the Dedication Area is located. Midstream Co and Producer agree that until Midstream Co provides notice to the contrary, all payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.
Article 3
System Expansion and Connection of Wells
Section 3.1    Development Report; System Plan; Meetings.
(a)    Development Report. Within the later of (x) 30 Days following the execution and delivery of any new Agreement Addendum and (y) the next applicable quarterly delivery of a Development Report hereunder, Producer shall provide Midstream Co with its First Development Report, which shall describe (i) in detail, the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Two Years; and (ii) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). No later than the 15th of each February, May, August, and November of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report (the First Development Report, as updated in accordance with the foregoing, the “Development Report”).
(b)    Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:
(i)    the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects to drill or install during the applicable Period of Two Years, including the expected locations and expected completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud date of each such Planned Well, and the date by which flow is anticipated to initiate from each such Well;

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(ii)    the anticipated Daily volumes and quality characteristics of the production from any Well and Separator Facility that Producer expects to produce during the applicable Period of Two Years (calculated in accordance with generally accepted industry practices);
(iii)    the Receipt Points and Delivery Points (including proposed receipt points and delivery points not yet agreed in writing among the Parties) at which Product produced from each Well or Separator Facility is expected to be delivered by or redelivered to Producer during the applicable Period of Two Years (including the proposed locations of any Receipt Points for Planned Wells and Planned Separator Facilities);
(iv)    the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;
(v)    the actual lateral length for each existing Well described in the Development Report, the anticipated lateral length for each Planned Well planned for the Period of Two Years and initial assumptions for the planned lateral length for each Planned Well anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years;
(vi)    the number of rigs that Producer anticipates it will operate in the Dedication Area each Year during the Period of Five Years (including reasonably sufficient detail regarding the anticipated location of such rigs to allow Midstream Co to determine which Individual System would be impacted by such rig activity);
(vii)    with respect to the Period of Two Years, the anticipated date of each frac, the anticipated quantity of fresh water required to complete each frac, and the type of water required for each frac (slick, hybrid gel, gel, etc);
(viii)    with respect to the Period of Two Years, the anticipated date on which Midstream Co may initiate construction or other development activities at each Well or Separator Facility in order to complete the interconnection into the Individual System;
(ix)    any other information that Producer believes will reasonably assist Midstream Co with the System Plan; and
(x)    such other information as may be reasonably requested by Midstream Co, and that Producer reasonably has access to or already has in its possession, with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Product during the Period of Two Years and Period of Five Years.

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To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.
(c)    System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties provided in writing to Midstream Co by or on behalf of Producer (including as a result of meetings between representatives of Midstream Co and Producer), Midstream Co shall, subject to Section 3.1(d), develop and provide quarterly updates of a plan (the “System Plan”) describing or depicting the modifications, extensions, enhancements, major maintenance and other actions (any of the foregoing, a “Modification” or “Modifications”) necessary in order for the applicable Individual System to be able to provide timely Services for the Product produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities). Without limiting or otherwise altering Midstream Co’s rights under Section 13.2, unless the applicable Well or Separator Facility is operated by Original Producer, Midstream Co may elect, in its sole discretion, not to make such Modifications to the System. Each System Plan shall describe (i) the Modifications required to provide timely Services for any Wells or Separator Facilities projected by the Development Report to occur within the applicable Period of Two Years; and (ii) generally, the Modifications required to provide timely Services for any Wells or Separator Facilities projected by the Development Report to occur within the applicable Period of Five Years. Midstream Co shall deliver an applicable System Plan (including any updated System Plan) to Producer promptly after each Development Report is received by Midstream Co, and in any event not later than 45 Days after Producer’s delivery to Midstream Co of each Development Report or amendment thereto. In the sole discretion of each Person serving as a Midstream Co under an Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly.
(d)    On-Line Deadline. Midstream Co shall by the later of (i) (A) for each Planned Separator Facility, the date that the first Planned Well or the first Planned Separator Facility is ready for connection to the System, and (B) for each Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well is ready for connection to the System, and (ii) the applicable Target On-Line Date for such Planned Separator Facility or Planned Well (such later date, which shall be extended by the duration of an event of Force Majeure or by mutual written agreement of the Parties, the “On-Line Deadline”): (x) have Completed (or caused the Completion of) the necessary facilities, in accordance with the then-current System Plan, (1) to connect such Planned Separator Facility or Planned Well to the System and (2) to connect the System to each agreed Delivery Point for such Planned Separator Facility or such Planned Well, as applicable, and

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(y) be ready and able to commence all applicable Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable (collectively, the “Completed Connection”).
(e)    Ownership of the Individual System. Midstream Co shall, at its sole cost and expense, design, construct (as applicable), and own the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.1. Until such time as Producer has delivered a Development Report, Midstream Co shall have no obligation under this Section 3.1, including Section 3.1 (d)-(f).
(f)    Other System Plan Content. The System Plan (or, with respect to the allocation procedures described in clause (vi) below, the applicable writing signed by Midstream Co and Producer) shall include information as to:
(i)    each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;
(ii)    all existing and planned Receipt Points and existing and planned Delivery Points served or to be served by each such Facility Segment;
(iii)    estimated gathering pressures for each applicable Facility Segment for the 12 Month period beginning on the earliest Target On-Line Date for the Wells and Separator Facilities to be serviced by such Facility Segment, and the proposed Target Pressure and the MAOP for each Individual System included in the System Plan;
(iv)    all compression (to the extent stated in Section 5.4(d)) and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications (including the maximum operating pressures of the low pressure gathering lines), which sizes, parameters, capacities and other relevant specifications shall be sufficient to (A) connect the Individual System to the existing or planned Receipt Points and Delivery Points for all Planned Separator Facilities and, with respect to any Planned Wells not intended to be serviced by a Separator Facility, Planned Wells set forth in the most recent Development Report; (B) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report; and (C) permit Product to enter the facilities of Downstream Facilities but at pressures no higher than the MAOP;
(v)    the anticipated schedule for completing the construction and installation of the planned Facility Segments, Facility Expansions, and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities and Planned Wells, as applicable, included in the most recent Development Report;

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(vi)    the allocation methodologies to be used by Midstream Co with respect to System L&U, System Fuel, Other System Fuel, and other allocations hereunder (including allocations with respect to Process Flare, and to the extent required by a writing signed by Producer and Midstream Co, allocations with respect to Drip Condensate and Flash Gas) and any other allocations hereunder, and any proposed changes to the allocation methodologies that are currently in effect on the date that Midstream Co delivers a System Plan; all such allocation methodologies shall: (A) be made by Midstream Co in a commercially reasonable manner; (B) be based upon the measurements taken and quantities determined for the applicable Month for the applicable Individual System or Facility Segment; and (C) take into account one or more of the following factors for the applicable Individual System or Facility Segment: throughput volumes, total consumption of System Fuel and Other System Fuel, System L&U, the Thermal Content of Drip Condensate, the Thermal Content of Flash Gas, the relative effort required to move the applicable Product through the facilities of Midstream Co and other factors determined in good faith by Midstream Co; provided, however, that Midstream Co’s profit shall not be a component in the allocation of System L&U, System Fuel, Other System Fuel, or if applicable, Flash Gas or Drip Condensate; and provided, further, that to the extent required by a writing signed by Producer and Midstream Co that includes a waiver and indemnity from Producer to Midstream Co with respect to any and all Losses and expenses arising therefrom or related thereto, Midstream Co shall allocate, in a manner that Midstream Co determines (in its sole discretion) is commercially reasonable and able to be reasonably accurately allocated by Midstream Co on an Individual System or to a Receipt Point, as applicable, the System L&U, System Fuel, Other System Fuel, and/or Drip Condensate (but never Flash Gas), as applicable, on such Individual System or to such Receipt Point; and
(vii)    other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided, however, that in no event shall Midstream Co be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information or data that is proprietary or covered by a confidentiality agreement or confidentiality obligations.
(g)    Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan with Producer and its representatives at Producer’s written request. Producer shall make representatives of Producer available to discuss the most recent Development Report with Midstream Co and its representatives at Midstream Co’s written request. The Parties agree that the meetings described in the previous sentences of this clause (g) may (and shall, if requested by either Party) occur on a Monthly basis, including by telephone conference. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties and the System and shall have the opportunity to discuss and provide comments on the other Party’s plans.

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(h)    Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Midstream Co may, in its sole discretion, work with OpCo or any of OpCo’s subsidiaries to prepare and deliver a System Plan jointly with such other entity or entities. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.
Section 3.2    Cancellation of Planned Wells and Planned Separator Facilities.
(a)    If, whether through the delivery of an updated Development Report or otherwise, (i) Midstream Co reasonably determines (after making reasonable inquiry) that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or (ii) Producer notifies Midstream Co that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (the date on which such determination is made by Midstream Co, the “Cancellation Date”); and (iii), as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) that (A) are incurred or committed by Midstream Co in connection with the design, procurement or construction of the Modifications or other facilities related to abandoned Planned Well or Planned Separation Facility and (B) have not been recovered by Midstream Co from an applicable Third Party within 60 Days following the Cancellation Date (such aggregate costs and expenses, excluding Excluded Amounts, the “Cancellation Costs”) exceed $100,000, then Producer shall reimburse Midstream Co for all reasonable and documented Cancellation Costs incurred or committed by Midstream Co prior to such Cancellation Date to design, procure and construct such Modifications or other facilities.
(b)    Substation and Interconnection Facilities. The obligations of Midstream Co hereunder to design and construct the Individual System and to perform the Services do not include the design or construction of any substation or other interconnecting facilities required to procure electricity for the Individual System. However, Midstream Co shall design and construct the Individual System such that any Downstream Facility can connect to the Individual System without additional modification to such Individual System. If a substation or any other interconnecting facility is required in order for Midstream Co to perform its obligations hereunder, Midstream Co and Producer shall enter into a separate agreement setting forth each Party’s responsibilities in connection therewith, including an allocation of responsibility for all associated costs and expenses.
Section 3.3    Temporary Services.
(a)    Pending the completion of facilities contemplated in a System Plan or that may be required to service Wells or Separator Facilities in existence as of the Effective Date, Producer may

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enter into a contract with Third Party(ies) to provide services with respect to the Dedicated Production and Dedicated Properties that are anticipated to be serviced by the new, modified, or enhanced facilities if the term of such contract does not exceed six Months, and such contract may be renewed in six-Month increments until such time as Midstream Co has provided written notice to Producer that Midstream Co has completed the applicable facilities and that such facilities are ready for Service under this Agreement; provided, however, that if any such contract is in effect with respect to any Well or Separator Facility on the date that Midstream Co provides such notice to Producer, Producer will not be obligated to deliver any Product from such Well or Separator Facility to the System until the first Day of the first full Month following expiration of such contract.
(b)    At any time Producer makes alternative arrangements with a Third Party for the provision of services with respect to the Dedicated Properties or the Dedicated Production as permitted under Section 3.3(a), Producer shall (i) if Midstream Co commits in writing to provide Services hereunder within a period of time that is shorter than six Months, use reasonable efforts to enter into a contract with a term that expires on or around the date on which Midstream Co has committed to being able to provide Services hereunder; and (ii) notify Midstream Co of the term of such contract promptly after execution thereof. Prior to requiring Producer to begin using, or resume using, as applicable, Services hereunder, Midstream Co shall provide notice to Producer of the date on which Midstream Co expects to be ready, willing and able to begin providing Services to Producer no later than 45 Days prior to the expiration of the Third Party contract. In no event shall Producer be required to begin using, or resume using, as applicable, Services on a Day other than the first Day of a Month once Midstream Co is fully capable of performing the Services.
(c)    If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Midstream Co has not completed any new, modified, or enhanced facilities necessary to allow Midstream Co to accept all of the Product Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Midstream Co becomes aware of the need for such new, modified, or enhanced facilities, Midstream Co shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Midstream Co elects to proceed with the development and completion of such facilities, (1) Midstream Co shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Midstream Co may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Midstream Co is unable to accept.

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Section 3.4    Cooperation. The Parties shall (each at its own cost and expense) work together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and Planned Separator Facility and construct and install the required Modifications of the System to provide Services for all Dedicated Production from each Planned Separator Facility and each Planned Well, as applicable, as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Midstream Co shall promptly provide to Producer copies of all Permits obtained by Midstream Co in order to construct and install any Facility Segment (or portion of a Facility Segment) of the System or any other Modifications.
Section 3.5    Grant of Access; Real Property RightsProducer’s Grant of Access. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands constituting Dedicated Properties for the purpose of using, maintaining, servicing, inspecting, repairing, and operating all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement. Such right of access shall not include any right to install, replace, disconnect, or remove all or any portion of the applicable Individual System, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f).
(a)    Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grant of access by Producer to Midstream Co under Section 3.5(a) is based upon, and such grant will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.
(b)    Midstream Co’s Grant of Access. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands covered by the Individual System in order to exercise its rights and obligations hereunder. Such right shall not include any right to install, replace, disconnect, or remove any facilities on such lands, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f). Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group directly arising from Producer’s exercise of its access rights hereunder, except to the extent such Losses are caused by the gross negligence or willful misconduct of Midstream Co Group.

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(c)    Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grant of access by Midstream Co to Producer pursuant to this Section 3.5(d) is based upon, and such grant will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.
(d)    No Interference. A Party’s exercise of the rights granted to a Party by the other Party pursuant to this Section 3.5 shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party. Each Party obtaining a right of access pursuant to this Section 3.5 shall have the status of “licensee,” except when such Party is accessing the applicable real property by way of a right-of-way, easement, or other similar real property right granted pursuant to a separate instrument.
(e)    Real Property Rights. Each Party shall acquire and maintain all easements, rights of way, surface use, surface access agreements, and other real property rights from Third Parties necessary to perform its obligations hereunder. To the extent a Party has the contractual right and title to do so (including, with respect to Producer and its Affiliates, any and all rights granted under the Dedicated Properties’ oil, gas and mineral leases, mineral fee interests and other granting instruments with respect to easements, rights-of-way and other similar rights for purposes of laying, constructing, installing, maintaining, servicing, inspecting, repairing, or operating pipelines, meters and other equipment necessary for the receipt, treating, measurement, storage, gathering or transportation of Dedicated Production therefrom), such Party shall provide to the other Party the right of co-usage on the easements, sub-easements, rights of way, surface use, and other real property rights held by such Party covering lands for which the other Party requires real property rights to perform its obligations hereunder, all at no cost to the providing Party and on terms and conditions mutually acceptable to the Parties in their reasonable discretion. Where a Party does not have the contractual right to do so, such Party shall provide reasonable assistance to the other Party in obtaining the real property rights with respect to such lands as necessary or desirable to perform its obligations hereunder.
Article 4
Measurement Devices
Section 4.1    Measurement Devices.
(a)    Except as provided in Section 4.1(d) below, Midstream Co shall construct, install, own, and operate (or cause to be constructed, installed, and operated) the Measurement Devices located at the Measurement Points. Midstream Co may in its discretion, construct, install, own and

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operate (or cause to be constructed, installed and operated) Measurement Devices located at or upstream of the Delivery Points or at or downstream of any Receipt Point.
(b)    Midstream Co shall cause all Measurement Devices that are owned by Midstream Co to be constructed, installed, and operated in accordance with applicable industry standards and applicable Laws, and as set forth in the current System Plan.
(c)    Each Party shall have the right, at its sole expense, to install, own and operate (or cause to be constructed, installed and operated) “check meter” Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points for which the other Party is responsible for the controlling Measurement Device (i.e., the Measurement Device on which Monthly settlement statements will be based). Each Party shall cause its “check meter” Measurement Devices to be installed, subsequent to providing a minimum of 72 hours’ notice to the other Party, so as not to interfere with the other Party’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any Product pulsation problems or Product quality problems (such as sand or water) that may interfere with the other Party’s Measurement Devices at the Measurement Points.
(d)    Midstream Co may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Midstream Co elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Midstream Co reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.
(e)    Producer and Midstream Co shall cause Measurement Devices owned by such Party to be constructed, installed and operated in accordance with the following depending on the type of meters used:
(i)    Orifice Meters – in accordance with AGA Report No. 3, API 14.3 part 2, GPA 8185, part 2, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, April 2000.
(ii)    Electronic Transducers and Flow Computers (solar and otherwise) – in accordance with the applicable American Gas Association and API MPMS 21.1 standards, including American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7.
(iii)    Ultrasonic Meters – in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998.

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(f)    Midstream Co may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above. With respect to Producer Meters that Midstream Co has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above.
(g)    The accuracy of all Measurement Devices at the Measurement Points and Delivery Points, and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. Notwithstanding the foregoing, when Daily deliveries of Product at any Measurement Point or Delivery Point average 1,000 Mcf per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Measurement Point or Delivery Point be verified quarterly. If, upon any test, any (i) Measurement Device at the Measurement Point is found to be inaccurate by 2.0% or less or (ii) Measurement Device at the Delivery Point is found to be inaccurate by 0.25% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Product under this Agreement; provided that, if such Measurement Device is adjusted to record accurately (within the manufacturer’s allowance for error), then the previous readings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If, upon any test, any (1) Measurement Device at the Measurement Point is found to be inaccurate by more than 2.0% of a recording corresponding to the average hourly flow rate for the period since the last test or (2) Measurement Device at the Delivery Point is found to be inaccurate by more than 0.25%, such Measurement Device will immediately be adjusted to record accurately (within the manufacturer’s allowance for error) and any previous recordings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If such period is not known or agreed upon, such correction will be made for a period covering one-half (½) of the time elapsed since the date of the most recent test. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2.0% or less or 0.25% or less, as applicable, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any

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labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.
(h)    If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.
(i)    Each Party shall make the charts and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all measurement data, including flowing parameters, characteristics, constants, configurations and events in its possession and used in the measurement of Product delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.
(j)    Each Party shall preserve or cause to be preserved for mutual use all test data, charts or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.
(k)    So long as the Parties to this Agreement are also parties to a Transaction Document that covers Crude Oil, the requirements for Measurement Devices in respect of Drip Condensate shall be covered by such Transaction Document. If at any time the Parties to this Agreement are not also party to another Transaction Document that covers Crude Oil, the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the requirements for Measurement Devices pertaining to Drip Condensate; absent such agreement, Midstream Co shall install and maintain liquids measuring equipment at the Delivery Points that is in accordance with applicable API standards.
Section 4.2    Measurement Procedures. Midstream Co shall use the Measurement Devices owned by Midstream Co (or if Midstream Co’s rights under Section 4.1(d) are exercised, then the Measurement Devices owned by Producer) at the Measurement Points to determine the volumes of Product passing through the Individual System for purposes of Article 6 and Article 10. Midstream Co shall cause (or if Midstream Co’s rights under Section 4.1(d) are exercised, then Producer shall cause) the measurements of the quantity and quality of all Product measured at the Measurement Points (and at each Receipt Point or Delivery Point at which measurements are taken) to be conducted in accordance with the following:

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(a)    The unit of volume for measurement will be one Standard Cubic Foot. Such measured volumes, converted to Mcf, will be multiplied by their Gross Heating Value per Mcf.
(b)    The temperature of the Product will be determined by a recording thermometer installed so that it may record the temperature of the Product flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit, obtained while Product is being delivered, will be the applicable flowing Product temperature for the period under consideration.
(c)    The specific gravity of the Product will be determined by a recording gravitometer or chromatographic device installed and located at a suitable point determined by Producer to record representative specific gravity of the Product being metered or, at Producer’s or its designee’s option, by continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Product is being delivered will be the specific gravity of the Product sampled for the recording period. The gravity to the nearest one-thousandth (0.001) will be determined once per Month from a Product analysis. The result will be applied during such Month for the determination of Product volumes delivered. All analyses shall be determined by a mutually agreed upon Third Party laboratory using GPA 2145, Table of Physical Constants, and GPA 2172, Calculation of Gross Heating Value.
(d)    Adjustments to measured Product volumes for the effects of supercompressibility will be made in accordance with accepted American Gas Association standards. Midstream Co or its designee will obtain appropriate carbon dioxide and nitrogen mole fraction values for the Product delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Midstream Co’s or its designee’s option, equations for the calculation of supercompressibility will be taken from American Gas Association Report No. 8 Detail, dated December 1985, or API 14.2; Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Products, latest revision.
(e)    For purposes of measurement and meter calibration, the atmospheric pressure for each of the Measurement Points, Receipt Points and Delivery Points (as applicable) will be assumed to be the pressure value determined by Midstream Co for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time and shall be consistent throughout the Individual System.
(f)    The Gross Heating Value of the Product delivered at the Measurement Points, Receipt Points and Delivery Points (as applicable) will be determined at least quarterly by means of GPA 2172; provided, however, that when Daily deliveries of Product at any Measurement Point, Receipt Point or Delivery Point average 1,000 Mcf per Day or greater during any Month, the Gross Heating

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Value of the Product delivered at such Measurement Point, Receipt Point or Delivery Point will be determined Monthly by a chromatographic analysis of a flow proportional sample taken at a suitable point on the facilities to be representative of the Product being metered. To the extent possible, the calibration conducted pursuant to Section 4.2(e) and the testing conducted pursuant to this Section 4.2(f) shall be conducted concurrently or at least with the same test frequency.
(g)    Other tests to determine water content, sulfur and other impurities in the Product will be conducted whenever requested by a Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such tests will bear the cost of such tests only if the Product tested is determined not to be within the quality specification set forth herein or, if applicable, in the applicable Agreement Addendum. If the Product is within such quality specification, the requesting Party will bear the cost of such tests.
(h)    If, during the Term of this Agreement, a new method or technique is developed with respect to Product measurement or the determination of the factors used in such Product measurement, such new method or technique may be substituted for the method set forth in this Agreement if the new method or technique is in accordance with accepted standards of the American Gas Association, API, and Gas Processor’s Association.
Section 4.3    Product Meter Adjustments. If a Measurement Device is out of service or registering inaccurately, the Parties shall determine the quantities of Product received or delivered during such period as follows:
(a)    By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,
(b)    By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,
(c)    By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this Section 4.3(c), then,
(d)    By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.
Article 5
Tender, Nomination, and Gathering of Production
Section 5.1    Limitations on Service to Third Parties. The Parties acknowledge that Original Producer has dedicated and committed Dedicated Properties to this Agreement as set forth

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in Article 2 and is an anchor shipper with respect to Services on one or more of the Individual Systems owned or operated by Midstream Co or its Affiliates. In no event will Midstream Co grant any Person (other than Original Producer) Priority One Service on an Individual System used to provide Services to Original Producer without Original Producer’s prior written consent. Original Producer shall not be permitted to assign its Priority One Service, including through any permissible assignments described in Article 16 without Midstream Co’s prior written consent.
Section 5.2    Tender of Production. Subject to Section 5.3(c) and Section 5.4, each Day during the Term (a) Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point, and (b) Original Producer will have the right to Tender to Midstream Co, for Services on an interruptible basis, but otherwise subject to the same terms and conditions under this Agreement as the Dedicated Production (except as to the Dedications (to which it will not be subject) and priority (for which the terms are more fully set forth in Section 5.3(c) below)), Product other than Dedicated Production, provided that (i) Original Producer’s Tender of undedicated volumes of Product will not cause the underlying Wells or acreage to be subject to the Dedications and (ii) Midstream Co shall have the right to accept or reject such Tender of Product in its sole operational and commercial discretion.
Section 5.3    Services; Service Standard.
(a)    Services. Subject to Section 5.3(c), Midstream Co shall (i) provide Services for all Product that is Tendered by Producer to Midstream Co at the Receipt Point(s), (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) such Product with an equivalent Thermal Content and hydrocarbon constituent composition as the Product received at such Receipt Point (as may be increased by any Flash Gas delivered into the System), less the Thermal Content of Drip Condensate, less System L&U allocated to Producer in accordance with this Agreement, less such Product consumed as Other System Fuel or System Fuel allocated to Producer in accordance with this Agreement, and less such Product consumed as Process Flare, and (iii) cause the System to be able to flow such Product at volumes not less than the current capacity of the System.
(b)    Services Standard. Midstream Co shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.
(c)    Priority of Service. Midstream Co shall cause Product delivered on the System to have the following priorities (to the extent not in violation of applicable Law):
(i)    Dedicated Production delivered by Original Producer shall have Priority One Service on the System and, subject to Section 5.1, Midstream Co shall not grant Priority One Service to any other Person;

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(ii)    Product delivered by a Third Party on a non-interruptible basis shall have priority service on the System over services for Product delivered to the System on an interruptible basis; and
(iii)    Product delivered by Original Producer on an interruptible basis (pursuant to Section 5.2) shall have priority service on the System over services for all other Product delivered to the System on an interruptible basis;
provided, however, that Midstream Co’s performance of its obligations under Section 5.3(a) with respect to any Product (A) of any Producer Assignee, or (B) produced from any Well not included on a Development Report or for which new, modified, or enhanced facilities are contemplated in a System Plan, or (C) that is not subject to the Dedications under this Agreement, in each case, shall at all times be subject to the available capacity on the System at the time that Product is available to be Tendered by Producer at a Receipt Point; and provided, further, that in the case of clause (B) above, Producer may make alternative arrangements for the Product not received by Midstream Co pursuant to Section 3.3.
Section 5.4    Nominations, Scheduling, Balancing and Curtailment. Nominations, scheduling, and balancing of Product available for delivery, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the following provisions:
(a)    Nominations. Product shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is an offer by Producer to Midstream Co of a stated quantity of Product for gathering from all of the Receipt Points in an Individual System to all of the Delivery Points in the Individual System, which nomination shall specify which volumes of Product are Dedicated Production hereunder. Producer shall nominate according to the applicable Downstream Facility’s requirements. Should Producer desire to change the nomination during such Month, such change to the nomination shall be made in accordance with the nomination procedures of the applicable Downstream Facility. Product shall be delivered by Midstream Co in accordance with confirmation by the applicable Downstream Facility of the nomination or changes to the nomination.
(b)    Deliveries. Producer shall cause the Thermal Content of the volumes of Product delivered by Producer and received by Midstream Co at the Receipt Points (taken in the aggregate for any Individual System) to conform as closely as possible to the Thermal Content of the volumes nominated by Producer at the Receipt Points (taken in the aggregate for any Individual System) and shall be delivered by Producer to Midstream Co at hourly rates of flow that are, as nearly as practicable, uniform throughout the Day. Subject to Midstream Co’s operating conditions and contractual requirements, Midstream Co shall cause the Thermal Content of the volumes delivered by Midstream Co to Producer or for Producer’s account at the Delivery Points (taken in the aggregate

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for any Individual System) to conform as closely as possible to the Thermal Content of the volumes nominated by Producer for delivery by Midstream Co that Day at the Delivery Points (taken in the aggregate for any Individual System), less any deductions applicable to Producer for System L&U, System Fuel and Other System Fuel (and any other adjustments for Drip Condensate or Flash Gas) and any imbalance corrections, except that Midstream Co may conform the Thermal Content of the volumes it delivers at the Delivery Point to the Thermal Content of the volumes actually delivered by Producer at Midstream Co’s Receipt Points (taken in the aggregate for any Individual System) to the extent possible. Midstream Co may temporarily interrupt or curtail receipts or deliveries at any time, and from time to time in accordance with operating conditions on the applicable Individual System, in order to balance receipt or deliveries on the applicable Individual System or to correct any current or anticipated imbalances.
(c)    Consistent Rates. Producer and Midstream Co shall use commercially reasonable efforts to cause Product to be received and redelivered under this Agreement at the same rates of flow, as nearly as commercially practicable and subject to changes mandated by the Downstream Facility, and Producer shall not in any manner use the System for storage or peaking purposes. Producer shall cause Product delivered to Midstream Co under this Agreement during any Day to be delivered at as nearly a constant rate of flow as operating conditions and relevant Downstream Facilities will permit.
(d)    Target Pressures.
(i)    Pressure of Tendered Product. Producer shall Tender or cause to be Tendered Product to each applicable Receipt Point at sufficient pressure to enter the applicable Individual System, but not in excess of the MAOP set forth in the design documents for the applicable Individual System as shown in the applicable Agreement Addendum (which such maximum operating pressure shall be sufficient to permit such Product to enter the Individual System and the Downstream Facilities but not higher than the MAOP of the Downstream Facilities). Producer shall have the obligation to ensure that Product is prevented from entering the System at pressures in excess of such MAOP, and Midstream Co shall have the right to restrict or relieve the flow of Product into the System to protect the System from over pressuring. The Parties shall elect in a writing signed by Producer and Midstream Co whether Midstream Co shall be required to install compression. Redeliveries of Product by Midstream Co to or for the account of Producer at the applicable Delivery Points shall be at such pressures as may exist from time to time in the System at the applicable Delivery Point. Midstream Co’s obligation to redeliver Product to a given Delivery Point shall be subject to the operational limitations of the Downstream Facilities receiving such Product, including the Downstream Facility’s capacity, Product measurement capability, operating pressures and any operational balancing agreements as may be applicable. For the sake of clarity, Midstream Co shall enter into any necessary agreements with the owners of any Downstream Facilities regarding such interconnection of the Downstream Facilities to the Individual System.

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(ii)    Maintenance of Pressure on System. Midstream Co shall use its commercially reasonable efforts to maintain the Daily volumetric weighted average operating pressure of the system pressures at each Facility Segment, as measured at the applicable Receipt Point on such Facility Segment, at a level that is equal to or less than the Target Pressure. Except in the event of (A) Force Majeure or an event or condition downstream of the System that was not caused by Producer or Midstream Co, or (B) maintenance or repairs that result in a suspension, shutdown or curtailment of the applicable Facility Segment as specified in Section 5.5, if (1) the Daily volumetric weighted average operating pressure of a Facility Segment measured at the applicable Receipt Point on such Facility Segment continuously exceeds the Target Pressure, (2) such increased operating pressure continues for a period of more than five Days (any such period, an “Overage Period”), (3) such increased operating pressure is not a result of Producer’s production exceeding the production forecast in the Development Report on which the applicable Facility Segment was based and (4) Midstream Co has sufficient production data available to confirm that the increased pressure is not a result of Producer’s production exceeding such production forecast, then commencing on the first Day after the expiration of the applicable Overage Period, the Individual Fee for the applicable Facility Segment shall be reduced by the reduction percentage corresponding to the applicable Pressure Overage Percentage on the chart on Exhibit C for a period of time equal in length to such Overage Period.
(e)    Adjustments. Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System or any Individual System.
(f)    Monthly Settlement of Imbalances and Delivery of Related Data. On a Monthly basis, Midstream Co shall settle all imbalances attributable to Producer and each other shipper or producer on each Individual System. The Monthly Loss/ Gain Report shall reflect, with respect to each producer and shipper on the System (including Producer), each of the following, broken out by Individual System: (i) the total volumes received, delivered, and retained; (ii) the total imbalance for such Month; and (iii) any other information deemed necessary and appropriate by Midstream Co, all on an Individual System basis.
(g)    Intramonth Balancing. Each production Month, Midstream Co and Producer shall cooperate and use all reasonable efforts to reduce any imbalance with respect to an Individual System. At any time during a production Month that such an imbalance exists, Midstream Co shall advise Producer to deliver volumes of Product in addition to its nominated volumes to address an imbalance in favor of Producer, or to deliver volumes of Product that are less than its nominated volumes to address an imbalance in favor of Midstream Co. Midstream Co may also require Producer to make appropriate adjustments to its nominations and deliveries to correspond to adjustments that Midstream Co is required to make by Downstream Facilities. Midstream Co shall also have the right (acting in its reasonable discretion) to adjust nominations or take other actions, including

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suspending receipts and deliveries of Product by Midstream Co, with respect to any Individual System necessary to correct an existing imbalance or mitigate an anticipated imbalance.
(h)    Intermonth Roll or Cash-out of Imbalances. If an imbalance exists at the end of any production Month, Midstream Co shall cause the Monthly Loss/Gain Report that reflects such production Month to reflect such imbalance, and the Party that is owed the imbalance may elect in writing to either (i) require the Party owing the imbalance to promptly cash-out the imbalance (in whole, including any imbalance that had been accumulated and carried forward from prior Months) by paying to the owed Party the value of the imbalance, as determined using the Cash-out Price, or (ii) let the imbalance roll into the next Month to be offset by Product receipts and deliveries during the next Month(s). If such election is not made by the Party owed such imbalance within 10 Days following the delivery of the Monthly Loss/Gain Report, then such Party shall be deemed to have elected to promptly cash-out such imbalance. The cash out (either positive or negative) shall appear as an adjustment to an invoice delivered by Midstream Co within two Months after the end of the applicable production month.
(i)    Cash-out Price. The “Cash-out Price” to be used for the imbalance cash out described in Section 5.4(h) above shall be determined as follows:
(i)    for imbalances arising from Product deliveries at Receipt Points located in the Permian Basin: the average, for the 30 Days immediately preceding the last Day of the applicable production Month, of the “Midpoint” prices for the production Month as reported in the Platts Gas Daily table entitled “Daily price survey ($/MMBtu)” under the heading “Southwest” in the row labeled “Waha”; and
(ii)    in the event an applicable index price under clause (i) above ceases to be published, the Parties shall cooperate reasonably and in good faith to mutually agree on a similar index price for the relevant geographic area where the imbalance occurred.
(j)    Penalties Regarding Imbalances. As between the Parties, Producer shall be responsible for and shall bear any penalties imposed or assessed by Downstream Facilities for imbalances in receipts or deliveries with respect to Producer’s Product.
(k)    Line Fill. Producer shall provide Product necessary for line fill for the Individual System. Midstream Co shall redeliver such volume of Product used as line fill to Producer or for Producer’s account when and to the extent no longer needed or upon the abandonment of the Individual System or termination of Producer’s deliveries of Dedicated Production into Gatherer’s System.

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Section 5.5    Suspension/Shutdown of Service.
(a)    Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Midstream Co may suspend, interrupt or curtail receipts of Producer’s Product, provided that any such suspension, interruption or curtailment of Original Producer’s volumes must be done in accordance with the priority provisions in Section 5.3(c). In such cases, Midstream Co shall have no liability to Producer (subject to Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co. If Midstream Co is required to so suspend, interrupt or curtail receipts of Product, Midstream Co will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such suspension, interruption or curtailment as soon as practicable or in any event within 24 hours after the occurrence of such event.
(b)    Planned Curtailments and Interruptions.
(i)    Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.
(ii)    Midstream Co shall provide Producer (x) with 60 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.
(iii)    Midstream Co has delivered a schedule of the expected planned maintenance for the System for the 12 Months commencing October 1, 2019. On or before October 1 of each Year, starting October 1, 2020, Midstream Co shall deliver a schedule of the expected planned maintenance for the System for the subsequent 12 Months. The delivery of this plan is intended as a tool to assist the Parties in planning and does not replace the notices required in the foregoing

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clauses and in no way commits Midstream Co to adhere to the schedule set forth in such 12-Month plan.
Section 5.6    Marketing and Transportation. As between the Parties, Producer shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Product.
Section 5.7    No Prior Flow of Product in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Product delivered at a Receipt Point hereunder has flowed in interstate commerce.
Article 6
Fees
Section 6.1    Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement for all Services provided by Midstream Co with respect to Dedicated Production received by Midstream Co from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the aggregate quantity of such Product (reduced by any Product burned as Process Flare), stated in MMBtu, received by Midstream Co from Producer or for Producer’s account at the applicable Receipt Point for such Product within the applicable Individual System during such Month, multiplied by (y) the applicable Individual Fee, and (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for compression of the Product and for the electricity required to provide Services, such allocation to be based upon the aggregate quantities of Product received by Midstream Co.
Section 6.2    Fee Adjustments Redetermination.
(a)    Redetermination.
(i)    Redetermination Proposal. Between November 1 and December 31 of any Year, Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including, projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for

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periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee. Notwithstanding anything to the contrary, neither Party, in its sole discretion, is obligated to agree to any Redetermined Individual Fee.
(ii)    Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties in writing on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, then such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year immediately after the Year during which a Redetermination Proposal is delivered is herein the “Adjustment Year.”
(b)    Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee (as increased for prior Years pursuant to this Section 6.2(b) or otherwise adjusted pursuant to this Agreement) by the Escalation Percentage; provided that Reimbursed Amounts shall not be subject to this Section 6.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.
(c)    Downtime Events.
(i)    If during any Month (A) there has been a Downtime Event, (B) such Downtime Event was not a result of Producer’s (1) production exceeding the production forecast in the Development Report on which the Individual System was based, (2) delivery of Product outside of the pressure ranges permitted by Section 5.4(d), or (3) non-compliance with this Agreement, (C) such Downtime Event caused the Curtailment Percentage for any Individual System during any such Month to exceed the Curtailment Allowance during such Month, and (D) Producer has waived its right to a temporary release of Dedicated Production under Section 2.4(b), then the Individual Fee with respect to such Individual System used to calculate the amounts owed for such Month under Section 6.1(i)(y) shall be reduced as set forth on Exhibit B.
(ii)    Midstream Co may curtail up to 4.5% of the volume of Producer’s Dedicated Production that is less than or equal to the capacity for the Individual System as set forth in the applicable System Plan for an Individual System (and there shall be no limit on curtailment of any volumes over the capacity as set forth in the applicable System Plan) (such 4.5% allowance, the “Curtailment Allowance”).

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(iii)    The actual percentage of Producer’s Dedicated Production that has been curtailed as a result of Downtime Events (as described in Section 6.2(c)(i)(B)) during each Month (the “Curtailment Percentage”) on an Individual System shall be calculated as:
Curtailment Percentage (expressed as a percentage) =
(1 - [ (A / B) / C ] ) x (B / D), where
A = (expressed as a number) the aggregate volume (in MMBtus) of Producer’s Dedicated Production delivered into and received on such Individual System on any and all Days that a Downtime Event (as described in Section 6.2(c)(i)(B)) occurred during such Month;
B = the number of Days that a Downtime Event (as described in Section 6.2(c)(ii)) occurred during such Month;
C = (expressed as a number) the average Daily volume (in MMBtus) of Producer’s Dedicated Production delivered into and received on such Individual System during the most recently ended 7-Day period that had zero Downtime Events (as described in Section 6.2(c)(ii)) occurred during such Month plus (ii) for any new Planned Wells (A) that had an On-Line Deadline during the Downtime Event, (B) were not released pursuant to Section 2.4 and (C) but for the Downtime Event, would be ready to flow Dedicated Production, the volumes estimated by Original Producer in the Development Report for such curtailed or shut in Planned Wells; and
D = the number of Days during such Month;
provided that, for illustrative purposes only: if A = 10,000, B = 10, C = 4,000, and D = 30, then the Curtailment Percentage for such Month would be 25%:
= (1 – [ (10,000 / 10) / 4,000] ) x ( 10 / 30 )
= (1 – [ 1,000 / 4,000 ] ) x 0.333
= ( 1 – 0.25 ) x 0.333
= 0.75 x 0.333
= 0.25 expressed as 25%
(d)    Reinjection Volumes and Buy-Back. Midstream Co shall ensure that the volumes on which a fee is charged (which would typically be the volumes measured at the applicable Measurement Point) shall not include the volumes used by or returned to Producer for use in

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connection with Producer’s lease operations (including Producer’s reservoir pressure maintenance operations) and water treatment facility operations. For the avoidance of doubt, Producer shall not pay the Individual Fee on gas used for lease and water treatment facility operations more than once, even if some portion of the gas reserved for such operations passes through the applicable Individual System more than once, whether as a result of reinjection, recycling, buy back or other similar operation.
Section 6.3    Treatment of Byproducts, L&U, Fuel and Related Matters. No separate fee shall be chargeable by Midstream Co and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3, except as provided in Section 6.3(d).
(a)    Drip Condensate. Midstream Co shall deliver to Producer, each Month, all Drip Condensate allocated to Producer or for Producer’s account to the extent Producer and Midstream Co have agreed in writing to require such allocation. At all times during the Term either (x) Midstream Co and Producer shall be party to both this Agreement and another Transaction Document that covers Crude Oil (in which case Producer shall not owe any amount under this Agreement or any other Transaction Document to which Midstream Co is a Party as a result of Drip Condensate being transported through the Crude Oil Gathering System) or (y) the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the methodology for Midstream Co to deliver Drip Condensate to Producer and any fee applicable thereto.
(b)    Flash Gas. Midstream Co shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account to the extent Producer and Midstream Co have agreed in writing to require such allocation and delivery.
(c)    System L&U.
(i)    Midstream Co will perform a Monthly material balance for each Individual System based on comparison of Product delivered to the Product received into the applicable Individual System at Receipt Points (or, with respect to Flash Gas, such other receipt points).
(ii)    If, during any Month, System L&U on an Individual System exceeds 1.5% of either energy or volumes of Producer’s owned or Controlled Product delivered to the Individual System in such Month, then Midstream Co will, for the respective Individual System, obtain updated test data from the Measurement Points in the applicable Individual System and conduct a field-wide (on an Individual System basis) meter inspection and calibration followed by an updated balance. If Midstream Co determines that a repair to the Individual System is needed to reduce the System L&U below 1.5%, Midstream Co shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

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(iii)    Midstream Co shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.
(d)    System Fuel and Other System Fuel. Midstream Co shall account for the actual fuel used by Midstream Co in the operation of the Individual System, and such accounting shall detail whether such fuel is System Fuel or Other System Fuel (and, if Other System Fuel, whether for the account of Crude Oil, water or other product). Producer shall not be reimbursed for System Fuel or Other System Fuel; provided that if during any Month, Producer does not deliver to Midstream Co Crude Oil under any Transaction Document to which Midstream Co is a party, then Midstream Co shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Product received by Producer during such Month and such amount shall appear as a reduction in the Individual Fees within 90 Days after the end of the applicable Month.
Article 7
Quality and Pressure Specifications
Section 7.1    Quality Specifications.
(a)    Subject to Section 7.2, Producer shall cause all Product delivered at the Receipt Points to Midstream Co to meet the quality specifications set forth below at a base pressure of 14.65 Psia and at a base temperature of 60 degrees Fahrenheit (60⁰F), except with respect to any Individual System for which different quality specifications are set forth in the applicable Agreement Addendum, such specifications that are set out in the applicable Agreement Addendum shall control. Such Product shall (i) be commercially free of all objectionable dust or other solid or liquid or gaseous matters that might interfere with its merchantability or cause injury to or interference with proper operations of any of the facilities constituting such Individual System or the System through which the Product flows; (ii) not contain more than five parts per million of hydrogen sulfide; (iii) not contain more than five grains of total sulfur per 100 Cubic Feet; (iv) not contain more than one grain mercaptans per 100 Cubic Feet; (v) not contain more than 2% by volume of carbon dioxide or more than 3% by volume of gases; (vi) not contain more than 40 parts per million of oxygen; (vii) contain a Gross Heating Value of not less than 1,200 Btu per Cubic Foot at the Receipt Points; and (viii) be at temperatures above 20 degrees Fahrenheit (20ºF) but shall not exceed 140 degrees Fahrenheit (140ºF).
(b)    If Producer’s Product delivered to the Receipt Points complies with such quality specifications or, after blending in accordance with Section 7.2(b), otherwise complies with such specifications, then all Product redelivered at the Delivery Points by Midstream Co to Producer shall meet the quality specifications of the applicable Downstream Facility. Midstream Co may commingle Product received into the Individual System with other Product shipments and, subject to Midstream Co’s obligation to redeliver to Producer at the Delivery Points Product that satisfies

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the applicable quality specifications of the Delivery Points, (i) such Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (ii) Midstream Co shall have no other obligation to Producer associated with changes in quality of Product as the result of such commingling, and (iii) Midstream Co shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.
Section 7.2    Failure to Meet Specifications.
(a)    If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Midstream Co will have the right to immediately discontinue receipt of such non-conforming Product and shall notify Producer of the specifications violation within 24 hours after such discontinuation. Such notification may be verbal initially followed by written confirmation in accordance with the notice requirements set forth in Section 17.2. If Producer disputes Midstream Co’s determination that any Product fails to conform to the applicable specifications, then Producer shall (i) notify Midstream Co thereof within 24 hours after receiving such notice from Midstream Co, (ii) submit the applicable Product to a mutually agreed upon Third Party laboratory, and (iii) cause such laboratory to analyze the Product within 72 hours after Producer’s receipt of Midstream Co’s notice of non-conformance. If the results of such analysis provide that the applicable Product is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Product conforms to the specifications, then Midstream Co shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis.
(b)    Midstream Co shall have the right, to be exercised in Midstream Co’s sole discretion, to use commercially reasonable efforts to blend and commingle any or all of such non-conforming Product with other Product in the Individual System so that it meets the applicable specifications. Midstream Co may charge Producer a reasonable fee to compensate Midstream Co for its use of commercially reasonable efforts to cause such Product Tendered by Producer to conform to the applicable specifications. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance.
Section 7.3    Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS MIDSTREAM CO GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY MIDSTREAM CO OR

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ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES, CLAIMS OF OTHER PRODUCERS ON THE INDIVIDUAL SYSTEM, AND CLAIMS OF OWNERS OF ALL DOWNSTREAM FACILITIES AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT DELIVERED BY PRODUCER AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS.
Article 8
Term
Section 8.1    Term. The term of this Agreement commenced on the Effective Date (or if another date is set forth in the applicable Agreement Addendum, the date specified in the applicable Agreement Addendum), and this Agreement shall remain in effect until the 16th anniversary of the Effective Date (or if another date is set forth in the applicable Agreement Addendum, the date specified in the applicable Agreement Addendum) (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Midstream Co or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon notice no less than 365 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”). Notwithstanding the foregoing, with respect to the OpCo Agreement Addendum only, this Agreement shall continue for so long as any Original Midstream Co remains a Party under any Agreement Addendum then in effect and shall automatically terminate at such time as no Original Midstream Co remains a Party to any Agreement Addendum.
Section 8.2    Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 2.4(d), Section 3.5, Article 6, Section 7.3, this Section 8.2, Section 9.1, Article 10 (other than Section 10.4), Section 11.3, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.
Article 9
Title and Custody
Section 9.1    Title. A nomination of Product by Producer shall be deemed a warranty of title to such Product by Producer or a warranty that Producer Controls the Product and has the right to deliver such Product for gathering under this Agreement, as applicable. Title to Product shall not transfer to Midstream Co by reason of Midstream Co’s performance of the Services. EXCEPT

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AS SET FORTH IN THIS SECTION 9.1, PRODUCER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT DELIVERED HEREUNDER.
Section 9.2    Custody. From and after Producer’s delivery of its owned or Controlled Product to Midstream Co at the Receipt Points, and until Midstream Co’s redelivery of such Product to or for Producer’s account at the applicable Delivery Points, as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Product. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product.
Article 10
Billing and Payment
Section 10.1    Statements.
(a)    Ordinary Course. Midstream Co shall submit invoices to Producer on or before the 25th Day after the end of each Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Midstream Co.
(b)    Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 10.1(a), then Midstream Co may prepare and submit an invoice based on Midstream Co’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Midstream Co submits an invoice based on estimated volumes, Midstream Co shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Midstream Co’s estimate.
(c)    Detail. Midstream Co shall cause its invoices and supporting information to include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

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(d)    Monthly Loss/ Gain Report. For each Invoice Month, Midstream Co shall deliver a Monthly Loss/ Gain Report to Producer on or before the close of business on the third Business Day following the later of (i) the end of such Invoice Month, or (ii) the Day on which Producer has delivered all data reasonably required by Midstream Co to generate such Monthly Loss/ Gain Report with respect to such Invoice Month. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.
(e)    One Invoice; Netting. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Midstream Co are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. No amounts owing to or by any Midstream Co may be set off against amounts owing to or by any other Midstream Co. No amounts owing to or by any Producer may be set off against amounts owing to or by any other Producer. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.
Section 10.2    Payments.
(a)    Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.
(b)    If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and, if such amount shall be

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paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.
Section 10.3    Adequate Assurances. A Party (the “Demanding Party”) may, by notice to the other Party (the “Non-Demanding Party”), singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from the Non-Demanding Party if (a) the Non-Demanding Party fails to pay the Demanding Party according to the provisions hereof and such failure continues for a period of five Business Days after written notice of such failure is provided to the Non-Demanding Party, or (b) the Demanding Party has reasonable grounds for insecurity regarding the performance by the other Party of any obligation under this Agreement, except that Producer shall not be entitled to demand Adequate Assurance of Performance from the Original Midstream Co, and Midstream Co shall not be entitled to demand Adequate Assurance of Performance from the Original Producer. “Adequate Assurance of Performance” means, at the option of the Demanding Party, any of the following, (x) advance payment in cash by the Non-Demanding Party for amounts that are reasonably estimated to be owed under this Agreement in the following Month or (y) delivery to the Demanding Party of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to the Demanding Party, issued by a Credit-Worthy Person, in an amount equal to at least the aggregate proceeds due from Producer under Section 10.1 for the prior two-Month period. Promptly following the termination of the condition giving rise to the Demanding Party’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, the Demanding Party shall release to the Non-Demanding Party the cash, letter of credit, bond or other assurance provided by the Non-Demanding Party (including any accumulated interest, if applicable).
Section 10.4    Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days after resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

First Amended and Restated
Low Pressure Gas Gathering and Compression Agreement

Article 11
Remedies
Section 11.1    Suspension of Performance; Temporary Release from Dedication.
(a)    Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b) and such failure is not remedied within five Business Days after Producer’s receipt of written notice of such failure from Midstream Co, Midstream Co shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 10.1(e)) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Product delivered by Producer to the Receipt Points on Producer’s behalf, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.
(b)    Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than as addressed in Section 11.1(a) or Section 2.4(a)(i)) and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend performance of its obligations under this Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to netting or setoff under Section 10.1(e)); provided that Producer may not withhold any payments that are owed to Midstream Co for Services actually performed by Midstream Co. Original Producer’s failure to accurately track, calculate and timely provide support of the total Net Acres sold pursuant to Section 16.2(b)(ii) shall constitute a material breach of Original Producer’s obligations hereunder.
(c)    Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at Law or in equity that such Party may have.

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Section 11.2    No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.
Section 11.3    Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 3.5(C), SECTION 7.3, AND ARTICLE 15.
Article 12
Force Majeure
Section 12.1    Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force

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Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.
Section 12.2    Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.
Article 13
Change in Law; Uneconomic Service
Section 13.1    Changes in Applicable Law.
(a)    If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the T&C Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.
(b)    Producer shall accept or reject, in its sole discretion, Midstream Co’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Midstream Co. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have accepted such increase. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1. If Producer rejects the amount of the proposed increase, then Producer shall elect to either (x) cause Midstream Co to release the Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production that would have been affected by such increase in accordance with Section 2.4(a)(vii) or (y) at Producer’s sole cost and expense, cause Midstream Co make such capital expenditures with respect to the System in order to comply with such new Law and such capital expenditures shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2. In the event Producer makes an election under clause (y) above, (i) the Individual Fee shall not be increased pursuant to this Section 13.1 and (ii) the Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (b) comply with customary engineering, construction

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and operating specifications in the industry and such facilities will become part of the Individual System and the property of Midstream Co.
(c)    Producer and Midstream Co shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.
Section 13.2    Unprofitable Operations and Rights of Termination.
(a)    Cessation of Services. If, in the sole discretion of Midstream Co, (x) the gathering of Product from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Product to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists.
(i)    If Midstream Co suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates in any material respect from the then-applicable Development Report, then Midstream Co may resume providing such Services at any time, upon two Months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Spacing Units, Dedicated Properties, and Dedicated Production shall only be permanently released as a result of suspension under this clause (i) by mutual agreement of the Parties under Section 2.4(a)(iii).
(ii)    If Midstream Co suspends Services under this Section 13.2(a) for any reason other than as specified in clause (i) above and (x) such suspension or curtailment continues for 30 consecutive Days or (y) Midstream Co delivers notice to Producer that such suspension shall be permanent, then the applicable Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production shall be permanently released as specified in Section 2.4(a)(viii).
(b)    Election not to Connect a Planned Well or Planned Separator Facility. If Midstream Co determines, in its discretion, that the connection of an Individual System to any Planned Well or Planned Separator Facility operated by Original Producer, as described in Section 3.1 hereof, would be uneconomical, then upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 13.2(f):
(i)    No more than 30 Days after delivery of the System Plan pursuant to Section 13.2(b) above, Midstream Co shall provide Original Producer Midstream Co’s proposed terms and conditions under which it would connect the Individual System to the Planned Well or Planned Separator Facility and transport Product under the terms of this Agreement, including estimated construction costs. Original Producer shall have 30 Days to accept or reject Midstream

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Co’s terms and conditions. If Original Producer accepts Midstream Co’s proposed terms and conditions, then Midstream Co shall, within 30 Days thereof, provide Original Producer with an updated System Plan detailing the connection of the Individual System to such Planned Well or Planned Separator Facility and such connection shall be governed by Section 3.1. If Original Producer does not respond to Midstream Co’s terms and conditions within such 30-Day period, it shall be deemed to have rejected Midstream Co’s proposed terms and conditions.
(ii)    If Original Producer rejects Midstream Co’s terms and conditions under clause (A) above, then Original Producer may, at its sole cost and expense, simultaneously elect in writing to cause Midstream Co to design, construct and install the facilities necessary to connect the Planned Well or Planned Separator Facility to the Individual System, such facilities will become part of the Individual System and the property of Midstream Co. The Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (ii) have the capacity to handle the estimated Dedicated Production in the Development Report and comply with customary engineering, construction and operating specifications in the industry. Within 30 Days of Original Producer’s election hereunder, Midstream Co shall provide Original Producer with an updated System Plan detailing the connection of the Individual System to such Planned Well or Planned Separator Facility, any costs and expenses shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2 and such connection shall otherwise be governed by Section 3.1. Beginning on the first Day Midstream Co receives Dedicated Production Tendered by Original Producer from any Well or Separator Facility connected in accordance with this clause (ii), then the Individual Fee paid on the Product received from the applicable Well or Separator Facility will be reduced by 30% until such time as the benefit received by Original Producer from the reduced Individual Fee equals 115% of the actual costs incurred by Producer to design, construct and install such facilities.
(c)    Election not to Expand System.
(i)    If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer (other than Original Producer), as described in Section 3.1 hereof, would be uneconomical, then Midstream Co shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(viii) immediately upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant Section 13.2(f).
(ii)    If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Original Producer (other than connections of any Planned Well or Planned Separator Facility operated by Original Producer), as described in

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Section 3.1 hereof, then upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 13.2(f):

(A)
No more than 30 Days after delivery of the System Plan pursuant to Section 13.2(c)(ii) above, Midstream Co shall provide Original Producer Midstream Co’s proposed terms and conditions under which it would expand the Individual System and transport Product under the terms of this Agreement, including estimated construction costs. Original Producer shall have 30 Days to accept or reject Midstream Co’s terms and conditions. If Original Producer accepts Midstream Co’s proposed terms and conditions, then Midstream Co shall, within 30 Days thereof, provide Original Producer with an updated System Plan detailing the expansion of the Individual System and such expansion shall be governed by Section 3.2. If Original Producer does not respond to Midstream Co’s terms and conditions within such 30-Day period, it shall be deemed to have rejected Midstream Co’s proposed terms and conditions.

(B)
If Original Producer rejects Midstream Co’s terms and conditions under clause (A) above, then Original Producer may, at its sole cost and expense, simultaneously elect in writing to cause Midstream Co to design, construct and install the facilities necessary to expand the Individual System, such facilities will become part of the Individual System and the property of Midstream Co. The Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (B) have the capacity to handle the estimated Dedicated Production in the Development Report and comply with customary engineering, construction and operating specifications in the industry. Within 30 Days of Original Producer’s election hereunder, Midstream Co shall provide Original Producer with an updated System Plan detailing the expansion of the Individual System, any costs and expenses shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2 and such expansion shall otherwise be governed by Section 3.1. Beginning on the first day Midstream Co receives Dedicated Production Tendered by Original Producer from any expansion of the Individual System in accordance with this clause (B), then the Individual Fee paid on the incremental Product received from the Individual System

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will be reduced by 30% until such time as the benefit received by Original Producer from the reduced Individual Fee equals 115% of the actual costs incurred by Producer to design, construct and install such facilities.
(d)    Start Date of Suspension of Services. Midstream Co shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.
(e)    Supporting Documentation. As soon as Midstream Co determines that an expansion of the Individual System or connection of a Planned Well or Planned Separator Facility to the System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Midstream Co shall communicate the same to Producer. With respect to existing facilities, such notice shall be delivered to Producer at least 60 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. With respect to planned facilities, Midstream Co shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion or connection projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion or connection would be uneconomical, if requested by Producer. If Midstream Co delivers a System Plan (marked as “Final”) describing the necessary expansion or connection projects, such delivery shall be deemed to be a commitment by Midstream Co to complete such expansion or connection without exercising its rights under Section 13.2(b) or Section 13.2(c), as applicable, so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Midstream Co) do not materially change; provided, however that upon the initiation of Services through such expansion or connection project or through a component part of such expansion or connection project, such expansion, connection or applicable portion thereof shall be considered “existing facilities” for purposes of this Section 13.2 and Midstream Co shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(e) shall give Producer a right to consent to a suspension under this Section 13.2.
(f)    No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

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Article 14
Regulatory Status
Section 14.1    Non-Jurisdictional System. The Services being provided by Midstream Co hereunder are intended to be gathering services, and no Governmental Authority currently establishes the rates or terms of service relating to the Services. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System.  It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement.
Section 14.2    Government Authority Modification. Notwithstanding the provisions of Section 14.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement. If, in the reasonable opinion of Midstream Co’s counsel, a Governmental Authority’s regulation of Midstream Co’s results in (a) Midstream Co not having the same economic benefits as originally contemplated under this Agreement or (b) Midstream Co’s or any of its Affiliate’s pipelines becoming subject to additional legal requirements or regulation, and the Parties have not mutually agreed as to how to mitigate or alleviate the foregoing, then Midstream Co shall have the right, without liability, to terminate this Agreement.
Article 15
Indemnification and Insurance
Section 15.1    Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 3.5(c) and Section 7.3:
(a)    Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out

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of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.
(b)    Midstream Co Indemnification. Midstream Co shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.
(c)    Regardless of Fault. AS USED IN THIS AGREEMENT, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF MIDSTREAM CO GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.
Section 15.2    Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point, or (c) in the case of Midstream Co as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Midstream Co to a Delivery Point to the extent such claims are created by, through, or under Midstream Co.
Section 15.3    Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Midstream Co from any Losses resulting from scheduling penalties or Monthly balancing provisions imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product, including any penalties imposed pursuant to the Downstream Facility’s tariff, or which may be caused by (i) an operational flow order or similar order respecting operating conditions issued by a Downstream Facility, (ii) a predetermined allocation directive from (or agreement with) Producer or (iii) other pipeline

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allocation methods, or by unscheduled production, or by unauthorized production, except to the extent any such Losses are caused by Midstream Co’s use of Other System Fuel.
Section 15.4    Insurance. Midstream Co and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit D, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Midstream Co and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Midstream Co’s insurance). Unless Producer is Original Producer, Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Midstream Co and its Group as additional insureds or provide blanket additional insured status that covers Midstream Co and its Group as additional insureds, except in the case of worker’s compensation insurance. Any insurance provided by OpCo on behalf of Midstream Co that comports with this Section 15.4 shall be deemed to satisfy these requirements.
Article 16
Assignment
Section 16.1    Assignment of Rights and Obligations under this Agreement.
(a)    Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Midstream Co (in the case of an assignment by Producer) or Producer (in the case of an assignment by Midstream Co), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing, Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties insofar as this Agreement relates to such Dedicated Properties without the consent of Midstream Co; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by the applicable Midstream Co and the Producer Assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, the Original Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Producer Assignee (a “Third Party Assignment”): (1) the Original Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred, (2) at least thirty (30) Days prior to the closing date of the Third Party Assignment (or, if the period between signing and closing is less than thirty (30) Days, as early as possible and in no event less

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than two Business Days prior to the closing of the Third Party Assignment), Producer shall cause the proposed Producer Assignee to deliver an updated Development Report to Midstream Co, and (3) prior to or on the closing date of the Third Party Assignment, the Producer Assignee shall deliver to Midstream Co (x) a copy of the writing pursuant to which the Third Party Assignment is occurring, and (y) documentation of any Conflicting Dedication affecting any Product of the Producer Assignee that would otherwise be considered Dedicated Production.
(b)    Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Midstream Co notice of any assignment of this Agreement or Dedicated Properties. Midstream Co shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.
(c)    Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.
Section 16.2    Pre-Approved Assignments.
(a)    Each Party shall have the right without the prior consent of the others to (i) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (ii) make a transfer pursuant to any security interest arrangement described in clause (i) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.
(b)    Original Producer (but not any subsequent Producer or Producer Assignee) may Transfer Dedicated Properties free of the terms, conditions and obligations of this Agreement in a Transfer (a “Proposed Transaction”), subject to Original Producer’s compliance with the following:
(i)    Where such Transfer is an exchange of Net Acres of undeveloped Dedicated Properties (the “Outbound Acreage”) for equivalent Net Acres of properties of a Third Party located in the Dedication Area, which such properties become subject to the Dedication under this Agreement (the “Inbound Acreage”), as determined by Original Producer in good faith taking into account (v) the number of Net Acres in the Outbound Acreage compared to the Inbound Acreage (which must be within plus or minus 10%), (w) the location and proximity to of the Inbound Acreage to an Individual System, including anticipated costs and expenses to install, build, construct or otherwise place into service infrastructure for the Outbound Acreage compared to the Inbound Acreage (x) the production reserves, development plan and timing to bring such production online of the Outbound Acreage

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compared to the Inbound Acreage, (y) the value of the Outbound Acreage vs. the Inbound Acreage (disregarding any benefit that is expected to accrue to Original Producer and its Affiliates, but including any value that Midstream Co could reasonably be expected to gain through the Proposed Transaction), and (z) such other operational and financial considerations as would be taken in similar transactions in accordance with generally accepted industry practice (including by way of accelerating volumes to be gathered by Midstream Co and whether Original Producer is trading non-operated acreage for operated acreage); then:

(A)
Original Producer shall give Midstream Co at least 60 Days’ prior written notice of the Proposed Transaction, which notice shall be by email from an authorized officer of Producer holding an office of vice president or more senior and shall include (1) descriptions of the Inbound Acreage (including section, township and range (or similar information), an estimate of the number of gross acres in a lease multiplied by the lessor’s mineral interest (“Lease Acres”), Net Acres, Lease Acres multiplied by the applicable net revenue interest (“Net Revenue Acres”), and the portion of such Lease Acres that Original Producer anticipates it would operate, if it acquires such acreage), (2) descriptions of the Outbound Acreage (including section, township and range (or similar information), an estimate of the number of Lease Acres, Net Acres, Net Revenue Acres, and the portion of such Lease Acres that Producer anticipates it would have operated, had it not assigned such acreage) and reasonably detailed supporting documentation of Producer’s analysis pursuant to clauses “(v)” through “(z)” above, (3) name of the entity or entities that are counterparties to the Proposed Transaction, if not confidential, (4) a detailed description of the Services that would be provided on the Outbound Acreage vs. the Inbound Acreage, (5) the value that Producer anticipates that it would receive if Producer consummates the Proposed Transaction and the value that Producer anticipates it will lose if it does not consummate the Proposed Transaction, and (6) any other information as Producer determines to be germane;

(B)	The intended execution date for the Proposed Transaction and the intended closing date for the Proposed Transaction;

(C)	Midstream Co shall have 15 Business Days to provide written notice to Original Producer if it disputes that the Outbound Acreage and

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Inbound Acreage are equivalent, together with reasonably detailed supporting documentation; and

(D)
Producer shall reimburse Midstream Co in full for all actual costs and expenses incurred by Midstream Co to install, build, construct, or otherwise place into service infrastructure for the Outbound Acreage, so long as Midstream Co had informed Producer of its intention to install, build, construct or otherwise place into service the applicable infrastructure by inclusion of same in a System Plan delivered prior to the closing of the applicable Transfer.

(ii)    Where such Transfer is of Dedicated Properties located in the Permian Basin and (x) is not of the type described in Section 16.2(b)(i), (y) pertains solely to Dedicated Properties located outside of the boundary shown on Annex A to the applicable Agreement Addendum and (z) would not cause the number of Net Acres of Dedicated Properties Transferred pursuant to this Section 16.2(b)(ii) during the Term of this Agreement, on an aggregate basis, to exceed 2,500 Net Acres. Original Producer shall be responsible for tracking the total acreage sold under this Section 16.2(b)(ii) and the number of Net Acres Transferred beginning on the Effective Date and continuing through the end of the Term and shall, upon request of Midstream Co, provide evidence supporting Original Producer’s calculation thereof.
(c)    Upon Producer or its Affiliate (as applicable) providing reasonable documentation to show that it has satisfied, or will satisfy upon the closing of the Proposed Transaction, the applicable requirements of Section 16.2(b) above, then, subject to such satisfaction of the applicable requirements of Section 16.2(b) above, Producer and/or its Affiliate (as applicable) shall be entitled to a permanent release from the Dedications of its relevant interests in the Dedicated Properties and the production attributable thereto, effective as of the closing of the Proposed Transaction. If Producer or its Affiliate is entitled to a release from the Dedications pursuant to this Section 16.2, Midstream Co shall, within 10 Days following Producer’s written request, execute and deliver to Producer a release agreement, reasonably acceptable to all Parties and in recordable form, that reflects such release from the Dedications. If the Proposed Transaction does not occur within 120 Days of the satisfaction of the requirements of this Section 16.2, Producer or its Affiliate will not consummate the Proposed Transaction without again complying with this Section 16.2.
Section 16.3    Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the

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other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.
Article 17
Other Provisions
Section 17.1    Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. The signatories of one Agreement Addendum shall not be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, and the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Midstream Co or the Persons party to any other Agreement Addendum. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.
Section 17.2    Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Midstream Co, at the address set forth on the applicable Agreement Addendum; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their

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contact information for notice by giving notice to the other Party in the manner provided in this Section 17.2.
Section 17.3    Entire Agreement; Conflicts. This Agreement (consisting of these Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of Producer and Midstream Co pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Midstream Co pertaining to the subject matter hereof. There are no warranties, representations, or other agreements between Producer and Midstream Co relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.
Section 17.4    Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer and Midstream Co under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 17.5    Amendment.
(a)    This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Midstream Co and expressly identified as an amendment or modification.
(b)    In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.
Section 17.6    Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the Laws of the State, excluding any conflicts of Law rule or principle that might refer construction of such provisions to the Laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator

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is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in the State, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on Producer and Midstream Co from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the Laws of the State, excluding any conflicts of Law rule or principle that might refer construction of such provisions to the Laws of another jurisdiction.
Section 17.7    Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.
Section 17.8    Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
Section 17.9     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Midstream Co, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Midstream Co as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.
Section 17.10     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto; provided that the originals of any such electronically provided signatures shall be provided by the signatory, if requested by the other Party within a week of exchanging signatures.
Section 17.11     Confidentiality. All data and information exchanged by the Parties (other than the terms and conditions of this Agreement) and all pricing terms shall be maintained in strict and absolute confidence and no Party shall disclose, without the prior consent of the other Parties, any such data, information or pricing terms unless the release thereof is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or

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regulations of any stock exchange on which any securities of the Parties or any Affiliates thereof are traded. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by applicable Law; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to a Party or to any Person proposing to purchase the equity in any Party or the assets owned by any Party. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.
(End of Agreement Terms and Conditions)

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Low Pressure Gas Gathering and Compression Agreement

IN WITNESS WHEREOF, the Parties have caused these Agreement Terms and Conditions to be executed as of the T&C Effective Date.

On behalf of each Midstream Co:

NOBLE MIDSTREAM PARTNERS LP
By: Noble Midstream GP LLC, its general partner

By: /s/ Thomas W. Christensen
Name: Title:	Thomas W. Christensen Chief Financial Officer

On behalf of each Producer:

NOBLE ENERGY, INC.

By: /s/ Aaron G. Carlson
Name: Title:	Aaron G. Carlson Vice President

[Signature Page to the First Amended and Restated Agreement Terms and Conditions Relating to Low Pressure Gas Gathering and Compression Services]